Exhibit 99.1

Hercules Capital Reports First Quarter 2020 Financial Results

Record Net Investment Income of $40.6 Million, or $0.37 per Share, provides 116% Coverage of Base Distribution Payout

Available Liquidity of $438.2 Million

Record Total Investment Income of $73.6 Million

Record Total Debt Investments of $2.24 Billion, at Cost

New Debt and Equity Commitments of $256.8 Million

Undistributed Earnings Spillover of $73.2 Million, or $0.66(1) per Ending Shares Outstanding

Q1 2020 Financial Achievements and Highlights

●	Record Net Investment Income “NII” of $40.6 million, or $0.37 per share, an increase of 39.8% year-over-year
●	Provides 116% coverage of base distribution payout
●	Record Total Investment Income of $73.6 million, an increase of 25.2% year-over-year
●	$438.2 million of available liquidity, subject to existing terms and covenants
●	New debt and equity commitments of $256.8 million
●	Total gross fundings of $233.6 million
●	Unscheduled early principal repayments or “early loan repayments” of $150.5 million
●	15.6% Return on Average Equity “ROAE” (NII/Average Equity)
●	7.2% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 116.8% and regulatory leverage of 106.7%(2)
●	Net Asset Value “NAV” decreased to $9.92 from $10.55, down 6.0% from Q4 2019
●	13.6% GAAP Effective Yield and 11.8% Core Yield(3), a non-GAAP measure

Footnotes:

(1)	$0.67 per Weighted Average Shares Outstanding
(2)	Regulatory leverage represents debt-to-equity ratio, excluding our Small Business Administration “SBA” debenture
(3)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., May 4, 2020 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the first quarter ended March 31, 2020.

“Our Q1 2020 earnings generated significant NII which covers 116% of our base shareholder distribution,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “During the quarter, we continued to support new and existing portfolio companies through total commitments of $256.8 million and completed several strategic balance sheet activities which strengthened our liquidity to $438.2 million. In addition, we generated core yields within management’s targeted range of 11.5 to 12.5 percent—reflecting the 150 basis points of Fed Funds cuts—maintained solid credit quality combined with prudent portfolio management, and modestly grew the debt investment portfolio to $2.24 billion at cost. Fortunately, our performance during the quarter puts us in a favorable position as we enter Q2 and the ongoing uncertainty brought about by the coronavirus situation.”

Bluestein added, “As we vigilantly monitor the evolving health situation and economic impact associated with the COVID-19 pandemic, our priorities remain squarely focused on keeping our employees safe, supporting our portfolio companies, and protecting the interests of all our stakeholders, all while managing the continuity of our business. Our seasoned group of investment and credit professionals will continue to communicate frequently with our portfolio companies which are highly diversified and backed by some of the most well-established venture capital and private equity sponsors in U.S.  With an enhanced financial position, record undistributed earnings spillover and no near-term maturities, we will adhere to our strict credit-centric investment discipline with a focus on long-term shareholder value.”

Q1 2020 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $256.8 million and gross fundings totaling $233.6 million.

During the first quarter, Hercules realized early loan repayments of $150.5 million, which along with normal scheduled amortization of $17.0 million, resulted in total debt repayments of $167.5 million.

The new debt investment origination and funding activities lead to net debt investment portfolio growth of $72.8 million during the first quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q1 2020 to Q4 2019

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 12/31/19	$2,170.1	$196.9	$35.0	$2,402.0
New fundings(a)	232.0	—	1.6	233.6
Warrants not related to Q1 2020 fundings	—	—	—	—
Early payoffs(b)	(150.5)	—	—	(150.5)
Principal payments received on investments	(17.0)	—	—	(17.0)
Net changes attributed to conversions, liquidations, and fees	8.3	(6.6)	(3.5)	(1.8)
Net activity during Q1 2020	72.8	(6.6)	(1.9)	64.3
Balances at Cost at 3/31/20	$2,242.9	$190.3	$33.1	$2,466.3

Balances at Value at 12/31/19	$2,148.6	$145.0	$20.9	$2,314.5
Net activity during Q1 2020	72.8	(6.6)	(1.9)	64.3
Net change in unrealized appreciation (depreciation)	(25.8)	(43.9)	(6.6)	(76.3)
Total net activity during Q1 2020	47.0	(50.5)	(8.5)	(12.0)
Balances at Value at 3/31/20	$2,195.6	$94.5	$12.4	$2,302.5

(a)New fundings amount includes $3.1 fundings associated with revolver loans during Q1 2020.

(b)Early payoffs include $5.5M paydown on revolvers during Q1 2020.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

Ending Balance at Cost	$2,242.9	$2,170.1	$2,101.3	$2,077.2	$1,913.4

Weighted Average Balance	$2,178.0	$2,164.0	$2,061.0	$1,939.0	$1,806.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

First Lien Senior Secured	83.0%	84.0%	84.8%	81.8%	82.0%

Floating Rate w/Floors	97.8%	97.4%	97.6%	97.7%	97.5%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 13.6% during Q1 2020, as compared to 13.0% for Q4 2019. The Company realized $150.5 million of early loan repayments in Q1 2020 compared to $160.8 million in Q4 2019, or a decrease of 6.4%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.8% during Q1 2020, within the Company’s expected range of 11.5% to 12.5%, and decreased compared to 12.3% in Q4 2019. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $73.6 million for Q1 2020, compared to $58.8 million in Q1 2019, an increase of 25.2% year-over-year. The increase is primarily attributable to a higher average debt investment balance and increased income from acceleration due a higher level of early loan repayments between periods.

Non-interest and fee expenses were $16.7 million in Q1 2020 versus $14.2 million for Q1 2019. The increase was due to higher general and administrative expenses and compensation and benefits, offset by a decrease in stock-based compensation expenses.

Interest expense and fees were $16.3 million in Q1 2020, compared to $15.6 million in Q1 2019. The increase was due to higher weighted-average borrowings as well as increased average borrowing under our credit facilities.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.2% in Q1 2020, as compared to 5.8% for Q1 2019.

NII – Net Investment Income

NII for Q1 2020 was $40.6 million, or $0.37 per share, based on 109.0 million basic weighted average shares outstanding, compared to $29.0 million, or $0.30 per share, based on 96.2 million basic weighted average shares outstanding in Q1 2019, an increase of 39.8% year-over-year. The increase is primarily attributable to a higher average debt investment balance and increased income from acceleration due to a higher level of early loan repayments between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through March 31, 2020, (including net loan, warrant and equity activity) on investments, totaled ($16.6) million, on a GAAP basis, spanning over 15 years of investment activities.

When compared to total new debt investment commitments during the same period of over $10.2 billion, the total realized gain/(loss) since inception of ($16.6) million represents approximately 16 basis points “bps,” or 0.16%, of cumulative debt commitments, or an effective annualized loss rate of 1.0 bps, or 0.01%.

Realized Gains/(Losses)

During Q1 2020, Hercules had net realized gains/(losses) of $7.0 million primarily from gross realized gains of $12.2 million from the sale of our public equity holdings, partially offset by the gross realized losses of ($5.2) million primarily from the liquidation or write-off of certain of our equity and warrant positions during the quarter.

Unrealized Appreciation/(Depreciation)

During Q1 2020, Hercules recorded ($76.3) million of net unrealized depreciation primarily related to the mark-to-market impact of our public equity and warrant investments, as well as our private equity investments and debt investments, due to the economic disruption caused by the COVID-19 pandemic.

Portfolio Asset Quality

As of March 31, 2020, the weighted average grade of the debt investment portfolio, at fair value, declined to 2.34, compared to 2.15 as of December 31, 2019, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of March 31, 2020, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q1 2020 - Q1 2019 ($ in millions)
	Q1 2020		Q4 2019		Q3 2019		Q2 2019		Q1 2019
Grade 1 - High	$390.4	17.7%	$387.3	18.0%	$237.9	11.4%	$256.2	12.4%	$299.2	15.8%
Grade 2	$818.1	37.3%	$1,180.5	55.0%	$1,331.2	64.0%	$1,317.7	63.9%	$1,056.4	55.7%
Grade 3	$917.2	41.8%	$509.9	23.7%	$479.0	23.1%	$413.0	20.1%	$469.7	24.7%
Grade 4	$54.3	2.5%	$69.0	3.2%	$29.7	1.4%	$67.8	3.3%	$66.5	3.5%
Grade 5 - Low	$15.5	0.7%	$1.8	0.1%	$2.1	0.1%	$6.9	0.3%	$5.3	0.3%

Weighted Avg.	2.34		2.15		2.17		2.18		2.19

Non-Accruals

Non-accruals increased slightly as a percentage of the overall investment portfolio in the first quarter of 2020. As of March 31, 2020, the Company had four (4) debt investments on non-accrual with an investment cost and fair value of approximately $20.4 million and $0.4 million, respectively, or 0.8% and 0.0% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to December 31, 2019, the Company had three (3) debt investments on non-accrual with an investment cost and fair value of approximately $9.0 million and $1.0 million, respectively, or 0.4% and 0.0% as a percentage of the total investment portfolio at cost and value, respectively.

	Q1 2020	Q4 2019	Q3 2019	Q2 2019	Q1 2019

Total Investments at Cost	$2,466.3	$2,402.0	$2,336.3	$2,315.7	$2,153.3

Loans on non-accrual as a % of Total
Investments at Value	0.0%	0.0%	0.1%	0.2%	0.02%

Loans on non-accrual as a % of Total	0.8%	0.4%	0.4%	0.4%	0.1%
Investments at Cost

Liquidity and Capital Resources

In February 2020, the Company announced a private offering totaling $120.0 million in aggregate principal amount of $50.0 million 4.28% Notes due February 2025 (the “February Notes”) and $70.0 million 4.31% Notes due June 2025 (the “June Notes”). The issuance of $50.0 million of the February Notes occurred on February 5, 2020 and the issuance of $70.0 million of the June Notes is expected to occur in June 2020.

The Company ended Q1 2020 with $438.2 million in available liquidity, including $34.3 million in unrestricted cash and cash equivalents, and $403.9 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During the three months ending March 31, 2020, the Company sold 2.4 million shares of common stock under the equity ATM program, for total accumulated net proceeds of approximately $35.1 million, including $362,000 of offering expenses. As of March 31, 2020, approximately 5.6 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Bank Facilities

As of March 31, 2020, there were $71.1 million in outstanding borrowings under the Hercules’ $400.0 million committed credit facility with Union Bank as Agent and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance, for a total of $71.1 million.

Leverage

As of March 31, 2020, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 116.8%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding our SBA debentures, was 106.7% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $34.3 million), was 103.6%. Hercules’ net leverage ratio, including its SBA debentures, was 113.7%.

Available Unfunded Commitments – Representing 5.6% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, our credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of March 31, 2020, the Company had $134.7 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 5.6% of Hercules’ total assets. This increased slightly from the previous quarter of $133.7 million of available unfunded commitments or 5.4% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $256.8 million in new debt and equity commitments in Q1 2020, Hercules has pending commitments of $105.0 million in signed non-binding term sheets outstanding as of April 30, 2020. Since the close of Q1 2020 and as of April 30, 2020, Hercules has closed new debt and equity commitments of $58.8 million and funded $34.9 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of March 31, 2020, the Company’s net assets were $1.10 billion, compared to $1.13 billion at the end of Q4 2019. NAV per share decreased 6.0% to $9.92 on 110.6 million outstanding shares of common stock as of March 31, 2020, compared to $10.55 on 107.4 million outstanding shares of common stock as of December 31, 2019. The decrease in NAV per share was primarily attributed to the unrealized depreciation due to the mark-to-market impact on our public equity and warrant investments, as well as our private equity, warrant and debt investments, due to the economic disruption caused by the COVID-19 pandemic, offset by earnings exceeding the distribution paid in Q1 of $0.03 per share (including realized gains) and net accretion to NAV on ATM offering, offset by stock-based compensation, by $0.04 per share.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.8% of our debt investment portfolio being priced at floating interest rates as of March 31, 2020, with a Prime or LIBOR-based interest rate floor, combined with 94.4% of our outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of March 31, 2020, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(2,067)	$(84)	$(1,983)	$(0.02)
(50)	$(1,444)	$(56)	$(1,388)	$(0.01)
(25)	$(728)	$(28)	$(700)	$(0.01)
25	$1,224	$28	$1,196	$0.01
50	$2,509	$56	$2,453	$0.02
75	$3,912	$84	$3,828	$0.04
100	$5,553	$112	$5,441	$0.05
200	$15,442	$224	$15,218	$0.14

(1)	Source: Hercules Capital Form 10-Q for Q1 2020
(2)	EPS calculated on basic weighted shares outstanding of 108,955. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 50 portfolio companies with a fair value of $94.6 million and a cost basis of $190.3 million as of March 31, 2020. On a fair value basis, 20.0% or $18.6 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 110 portfolio companies with a fair value of $12.4 million and a cost basis of $33.0 million as of March 31, 2020. On a fair value basis, 33.0% or $4.1 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q1 2020

IPO Activity

As of April 30, 2020, Hercules held warrant and equity positions in four (4) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

1.	Four (4) portfolio companies filed confidentially under the JOBS Act.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In January 2020, Hercules’ portfolio company Quid, a leader in AI driven text analytics, announced a joint merger with NetBase, the industry leader in social media analytics. The combined company is the next generation consumer and market intelligence platform. The platform will deliver contextual insights that reveal business trends from across all forms of structured and unstructured data. The two companies will join forces under their new collective name, NetBase Quid. Hercules initially committed $17.5 million in venture debt financing in April 2016.

●

In January 2020, Hercules’ portfolio company CareCloud Corporation, a healthcare technology company specializing in software and services, was acquired by MTBC, Inc., a leading provider of cloud-based healthcare IT and revenue cycle management solutions. Hercules initially committed $19.5 million in venture debt financing in May 2014.

●

In March 2020, Hercules’ portfolio company Elenion Technologies, LLC, a semiconductor company that designs and develops highly integrated system-on-chip optical engines for telecom, data center and networking applications, was acquired by Nokia, a global technology provider of network equipment, software and services. The planned acquisition was originally announced February 19, 2020. Terms of the acquisition were not disclosed. Hercules initially committed $16.5 million in venture debt financing in February 2019.

●

In March 2020, Hercules’ portfolio company TAS Energy Inc., a leading engineering, design and construction provider of modular construction systems serving the technology, power and industrial sectors, announced that it has entered into a definitive agreement to be acquired by Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services. The acquisition was completed in April 2020. Terms of the acquisition were not disclosed. Hercules initially committed $45.0 million in venture debt financing in January 2013.

Subsequent Events

1.	As of April 30, 2020, Hercules has:

a.	Funded $34.9 million to new and existing commitments since the close of the first quarter 2020.

b.	Pending commitments (signed non-binding term sheets) of $105.0 million.

The table below summarizes our year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
Q1 2020 Closed Commitments(a)	$256.8
Q2 2020 Closed Commitments (as of April 30, 2020)(a)	$58.8
Year-to-Date 2020 Closed Commitments	$315.6
Q2 2020 Pending Commitments (as of April 30, 2020)(b)	$105.0
Year-to-Date 2020 Closed and Pending Commitments	$420.6

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

Conference Call

Hercules has scheduled its first quarter 2020 financial results conference call for May 4, 2020 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 1048257 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 1048257.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $10.2 billion to over 500 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	March 31, 2020	December 31, 2019
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,312,460 and $2,248,524, respectively)	$2,238,479	$2,232,972
Control investments (cost of $65,213 and $65,333, respectively)	51,775	59,746
Affiliate investments (cost of $88,584 and $88,175, respectively)	12,226	21,808
Total investments in securities, at value (cost of $2,466,256 and $2,402,032, respectively)	2,302,480	2,314,526
Cash and cash equivalents	34,282	64,393
Restricted cash	22,060	50,603
Interest receivable	19,137	20,207
Other assets	18,792	12,239
Total assets	$2,396,751	$2,461,968

Liabilities
Accounts payable and accrued liabilities	$33,594	$41,844
SBA Debentures, net (principal of $110,250 and $149,000, respectively)(1)	109,725	148,165
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,645	148,514
July 2024 Notes, net (principal of $105,000 and $105,000, respectively)(1)	103,721	103,685
February 2025 Notes, net (principal of $50,000 and $0, respectively)(1)	49,442	—
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	73,066	72,970
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,528	38,501
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,377	197,312
2028 Asset-Backed Notes, net (principal of $250,000 and $250,000, respectively)(1)	247,444	247,395
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	227,004	226,614
Credit Facilities	71,125	103,919
Total liabilities	$1,299,671	$1,328,919

Net assets consist of:
Common stock, par value	111	108
Capital in excess of par value	1,182,080	1,145,106
Total distributable earnings (loss)	(85,111)	(12,165)
Total net assets	$1,097,080	$1,133,049
Total liabilities and net assets	$2,396,752	$2,461,968

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	110,601	107,364
Net asset value per share	$9.92	$10.55

(1) The Company’s SBA Debentures, February 2025 Notes, 2033 Notes, 2025 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, and July 2024 Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Investment income:
Interest income
Non-control/Non-affiliate investments	$65,338	$53,941
Control investments	646	1,024
Affiliate investments	220	508
Total interest income	66,204	55,473
Fee income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	4,196	2,450
Control investments	5	4
Affiliate investments	—	88
Total commitment, facility and loan fee income	4,201	2,542
One-time fee income
Non-control/Non-affiliate investments	3,214	780
Total one-time fee income	3,214	780
Total fee income	7,415	3,322
Total investment income	73,619	58,795
Operating expenses:
Interest	14,532	12,555
Loan fees	1,794	3,009
General and administrative
Legal expenses	899	663
Tax expenses	1,135	298
Other expenses	4,025	3,192
Total general and administrative	6,059	4,153
Employee compensation
Compensation and benefits	8,214	6,623
Stock-based compensation	2,440	3,422
Total employee compensation	10,654	10,045
Total operating expenses	33,039	29,762
Net investment income	40,580	29,033
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	6,967	4,555
Total net realized gain (loss) on investments	6,967	4,555
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	(58,430)	32,091
Control investments	(7,851)	(2,875)
Affiliate investments	(9,989)	(1,219)
Total net unrealized appreciation (depreciation) on investments	(76,270)	27,997
Total net realized and unrealized gain(loss)	(69,303)	32,552
Net increase(decrease) in net assets resulting from operations	$(28,723)	$61,585
Net investment income before investment gains and losses per common share:
Basic	$0.37	$0.30
Change in net assets resulting from operations per common share:
Basic	$(0.27)	$0.64
Diluted	$(0.27)	$0.64
Weighted average shares outstanding:
Basic	108,955	96,218
Diluted	108,955	96,508
Distributions paid per common share:
Basic	$0.40	$0.31